Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire reports FY26 second quarter results

ST. LOUIS (May 6, 2026) – Spire Inc. (NYSE: SR) today reported results for its fiscal 2026 second quarter ended March 31. Highlights include:

•
Completed acquisition of the Piedmont Natural Gas Tennessee business on March 31, 2026
•
Following quarter-end, completed sale of Spire Marketing; announced agreements to sell Spire Storage and Spire Mississippi
•
Second quarter net income of $217.6 million ($3.51 per diluted share) compared to $189.3 million ($3.17 per share) a year ago
•
Second quarter adjusted earnings* from continuing operations of $223.7 million ($3.76 per share) compared to $189.3 million ($3.17 per share) a year ago
•
Second quarter net income and adjusted earnings reflect the classification of Spire Marketing and Spire Storage as discontinued operations, with prior-period results presented accordingly
•
Updated fiscal 2026 adjusted earnings guidance from continuing operations to $3.90–$4.10
•
Reaffirmed fiscal 2027 adjusted earnings guidance range of $5.40–$5.60
•
Reaffirmed long-term adjusted earnings growth target of 5-7%

During fiscal 2026, Spire continued to focus on its regulated gas utility businesses, enhancing its risk profile and improving long-term earnings visibility. As previously announced, Spire entered into agreements to sell Spire Marketing, Spire Storage and Spire Mississippi. Accordingly, Spire Marketing and Spire Storage are reported as discontinued operations beginning in the second quarter of fiscal 2026. Going forward, Spire will report results of its natural gas utilities in one reportable segment, Gas Utility, with remaining operations, including the Spire MoGas Pipeline, reported as Other. Results and guidance discussed in this release reflect continuing operations unless otherwise noted.

Second quarter results reflected solid performance across Spire's gas utilities, supported by new rates, infrastructure investment and disciplined cost management. Earnings improved quarter-over-quarter, primarily driven by new Spire Missouri and Spire Alabama rates. These were partially offset by lower Missouri weather-related usage, net of weather mitigation, Spire Alabama Rate customer refund provisions under the Rate Stabilization and Equalization (RSE) framework and higher depreciation expense. While earnings improved year-over-year, lower weather-related usage weighed on results and performance versus expectations, resulting in a reduction to fiscal 2026 adjusted earnings guidance expectations.

“Our second quarter results demonstrate continued progress as we focus on our core regulated gas utility businesses,” said Scott Doyle, president and chief executive officer of Spire. “I am pleased with the disciplined execution of our strategic initiatives, including the successful completion of the Tennessee acquisition and the processes supporting our recent divestitures. These actions reinforce our focus on regulated growth, improve earnings visibility and strengthen our financial foundation. While results in Missouri were impacted by lower weather-related usage that was not fully mitigated, our long-term growth outlook remains unchanged. We remain confident in our ability to safely and reliably serve our customers while delivering shareholder value.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2026	2025	2026	2025
Adjusted Earnings* (Loss) by Segment
Gas Utility Segment	$234.8	$195.2
Other	(11.1)	(5.9)
Total	$223.7	$189.3	$3.76	$3.17
Adjustments, pre-tax:
Acquisition activities[1]	(30.8)	—	(0.52)	—
Goodwill impairment	(3.9)	—	(0.07)	—
Gain on sale of subsidiary	28.9	—	0.49	—
Income tax effect of adjustments	(0.3)	—	(0.01)	—
Preferred share redemption cost			(0.14)	—
Net Income	$217.6	$189.3	$3.51	$3.17
Weighted Average Diluted Shares Outstanding	59.2	58.5

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

(1) Includes transaction, transition and financing costs for the Piedmont Tennessee Transaction.

Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions. Second quarter fiscal 2026 excludes redemption costs from the redemption of preferred stock. In addition, adjusted earnings per share would exclude the impact, in the fiscal year of issuance, of any shares issued to finance such activities that have yet to be included in adjusted earnings.

Continuing operations

For the second fiscal quarter of 2026, Spire reported consolidated net income of $217.6 million ($3.51 per diluted share) compared to prior-year net income of $189.3 million ($3.17 per diluted share). Adjusted earnings were $223.7 million ($3.76 per share) compared to $189.3 million ($3.17 per share) last year. The results reflect growth at the Gas Utility, partially offset by higher corporate costs.

Gas Utility fiscal 2026 second quarter adjusted earnings were $234.8 million, an increase from $195.2 million in the prior year, driven by higher earnings at Spire Missouri and Spire Alabama.

Contribution margin was higher by $70.4 million primarily due to new Spire Missouri rates effective in October 2025 and Spire Alabama rates under the (RSE) mechanism that were effective in December 2025. Favorable off-system sales at Spire Missouri and Spire Alabama also benefited earnings. These favorable items were partially offset by lower Spire Missouri weather-related usage, net of weather mitigation, and the impact of Spire Alabama RSE customer refund provisions, which includes a reversal of an anticipated refund in fiscal 2025 and recognition of a customer refund in 2026.

After adjusting for the impact of a pension reclass and bad debt expense, operation and maintenance expense was $1.9 million lower than a year ago, reflecting a reduction in employee-related costs, offset, in part, by higher non-payroll related expenses.

Depreciation expense increased $12.1 million year over year, driven by capital investment and updated depreciation schedules implemented under Spire Missouri’s new rates. Taxes other than income taxes increased $6.0 million primarily reflecting revised property tax amortization included in new rates at Spire Missouri. Interest expense increased $1.5 million due to higher long-term debt balances, partially offset by lower long-term and short-term rates.

Spire’s other activities reported an adjusted loss from continuing operations of $11.1 million versus an adjusted loss of $5.9 million in the prior year. The variance in earnings is primarily due to higher corporate costs and interest expense.

Discontinued operations

Spire’s adjusted earnings from discontinued operations increased from $20.0 million to $64.6 million during the second fiscal quarter driven primarily by growth at Spire Marketing.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2026	2025	2026	2025
Adjusted Earnings (Loss)* by Segment
Gas Utility Segment	$338.7	$273.0
Other	(21.2)	(11.6)
Total	$317.5	$261.4	$5.28	$4.36
Adjustments, pre-tax:
Acquisition activities[1]	(38.8)	—	(0.66)	—
Goodwill impairment	(3.9)	—	(0.07)	—
Gain on sale of subsidiary	28.9	—	0.49	—
Income tax effect of adjustments	1.7	—	0.03	—
Preferred share redemption costs			(0.14)	—
Net Income	$305.4	$261.4	$4.93	$4.36
Weighted Average Diluted Shares Outstanding	59.2	58.2

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

(1) Includes transaction, transition and financing costs for the Piedmont Tennessee Transaction.

Continuing operations

For the first six months of fiscal 2026, Spire reported consolidated net income of $305.4 million ($4.93 per diluted share) compared to prior-year net income of $261.4 million ($4.36 per diluted share). Adjusted earnings were $317.5 million ($5.28 per share) compared to $261.4 million ($4.36 per share) last year. The results reflect growth at the Gas Utility, partially offset by higher corporate costs.

Gas Utility results reflect solid performance across all utilities. Earnings were higher primarily due to new Spire Missouri rates effective in October 2025 and Spire Alabama rates under the RSE mechanism that were effective in December 2025. After adjusting for the impact of a pension reclass and bad debt expense, lower operation and maintenance expenses and favorable off-system sales also benefited earnings compared to prior year. These items were offset, in part, by lower weather-related usage, net of weather mitigation, at Spire Missouri and Spire Alabama, higher depreciation costs, increased taxes other than income taxes and higher interest expense. Spire Alabama also recognized a customer refund provision in 2026 under the RSE framework.

Spire’s other activities reflect higher corporates costs and interest expense in the current year.

Discontinued operations

Spire’s adjusted earnings from discontinued operations increased from $29.2 million to $71.8 million during the first six months of fiscal 2026 driven primarily by growth at Spire Marketing.

Guidance and Outlook

Spire is updating its fiscal 2026 adjusted earnings guidance from continuing operations and reaffirming its fiscal 2027 guidance and long-term adjusted earnings growth target of 5-7%, underscoring the consistency of its long-term growth strategy and the strength of its regulated utilities.

Spire now expects fiscal 2026 adjusted earnings from continuing operations to be in the range of $3.90–$4.10 per share, reflecting year-to-date results and the updated operating outlook, as well as the classification of Spire Marketing and Spire Storage as discontinued operations. This guidance excludes Spire Tennessee results.

Spire continues to expect fiscal 2027 adjusted EPS to be in the range of $5.40–$5.60 from our ongoing businesses, which reflects a full year of earnings contributions from Spire Tennessee.

Our 10-year $11.2 billion capital investment target through fiscal 2035 is driven by investment in infrastructure and new business. This plan supports Spire’s long-term adjusted earnings per share growth of 5-7% using the original fiscal 2027 adjusted EPS guidance midpoint of $5.75 as a base. Expected total capital expenditures for continuing operations in fiscal 2026 is $797 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2026 second quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Wednesday, May 6
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available until May 13, 2026, by dialing 855-669-9658 (U.S. and Canada), or 412-317-0088 (international). The replay access code is 3309348.

About Spire

At Spire (NYSE: SR), our vision is to deliver a stronger energy future as an industry-leading natural gas provider. We safely and reliably serve the natural gas needs of close to 2 million homes and businesses through gas utilities in Alabama, Mississippi, Missouri and Tennessee, making us one of the largest publicly traded natural gas companies in the country. We are committed to transforming our business through growing organically, investing in infrastructure and driving continuous improvement. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding our expectations, plans and objectives for future performance, future operating results, earnings guidance, capital investment plans, and the expected timing and benefits of, and risks associated with, acquisitions, dispositions and related integration and transition activities (including the acquisition of the Piedmont Natural Gas Tennessee business, the sale of Spire Marketing and the announced sales of Spire Storage and Spire Mississippi), are forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “expects,” “projects,” “anticipates,” “intends,” “targets,” “plans,” “forecasts,” “may,” “likely,” “would,” “should,” “anticipated” and similar expressions. Although the forward-looking statements contained in this news release are based on estimates and assumptions that management believes are reasonable, various uncertainties and risk factors may cause future performance or results to be different than those anticipated, including, among other things, weather conditions and catastrophic events; economic factors; the competitive environment; governmental and regulatory policy and action; the satisfaction of conditions to, and the timing and completion of, the announced dispositions (including receipt of required regulatory approvals); our ability to realize anticipated benefits from completed and announced transactions; transaction costs and potential disruption from completed and announced transactions; and our ability to retain and hire key personnel. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Such forward-looking statements are made based on information available as of the date of this document, and Spire undertakes no obligation to revise or update such statements to reflect subsequent events or circumstances, except as otherwise required by securities and other applicable laws.

This news release includes the non-GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, to the extent incurred in a given period, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments, and the impacts of certain regulatory, legislative, or GAAP standard-setting actions. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Operating Revenues	$1,020.0	$976.4	$1,718.7	$1,594.4
Operating Expenses:
Natural gas	395.3	422.7	669.1	668.0
Operation and maintenance	153.6	127.5	284.2	245.7
Depreciation and amortization	84.5	72.4	162.2	143.3
Taxes, other than income taxes	83.1	75.9	137.8	124.6
Total Operating Expenses	716.5	698.5	1,253.3	1,181.6
Operating Income	303.5	277.9	465.4	412.8
Interest Expense, Net	(62.6)	(45.3)	(120.6)	(91.5)
Other Income, Net	4.4	3.0	9.7	3.6
Goodwill Impairment	(3.9)	—	(3.9)	—
Gain on Sale of Subsidiary	28.9	—	28.9	—
Income From Continuing Operations Before Income Taxes	270.3	235.6	379.5	324.9
Income Tax Expense	52.7	46.3	74.1	63.5
Net Income From Continuing Operations	217.6	189.3	305.4	261.4
Net Income From Discontinued Operations, net of tax	64.6	20.0	71.8	29.2
Net Income	282.2	209.3	377.2	290.6
Provision for preferred dividends	1.5	3.7	5.2	7.4
Income allocated to participating securities	0.4	0.3	0.5	0.4
Preferred share redemption costs	8.0	—	8.0	—
Net Income Available to Common Shareholders	$272.3	$205.3	$363.5	$282.8

Weighted Average Number of Shares Outstanding:
Basic	59.0	58.3	59.0	58.0
Diluted	59.2	58.5	59.2	58.2

Basic Earnings Per Common Share - Continuing Operations	$3.52	$3.18	$4.95	$4.37
Diluted Earnings Per Common Share -Continuing Operations	$3.51	$3.17	$4.93	$4.36

Basic Earnings Per Common Share - Discontinued Operations	$1.09	$0.34	$1.21	$0.51
Diluted Earnings Per Common Share -Discontinued Operations	$1.09	$0.34	$1.21	$0.50

Basic Earnings Per Common Share	$4.61	$3.52	$6.16	$4.88
Diluted Earnings Per Common Share	$4.60	$3.51	$6.14	$4.86
Dividends Declared Per Common Share	$0.825	$0.785	$1.650	$1.570

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2026	2025	2025
ASSETS
Utility Plant	$11,818.1	$9,330.4	$9,077.2
Less: Accumulated depreciation and amortization	3,058.0	2,577.4	2,575.1
Net Utility Plant	8,760.1	6,753.0	6,502.1
Non-utility Property	557.1	568.1	573.8
Other Investments	127.3	126.6	116.6
Total Other Property and Investments	684.4	694.7	690.4
Current Assets:
Cash and cash equivalents	49.5	5.7	15.2
Accounts receivable, net	415.7	210.3	391.7
Inventories	182.1	248.4	165.0
Other	215.8	160.8	135.2
Assets held for sale	725.3	182.7	200.9
Total Current Assets	1,588.4	807.9	908.0

Deferred Charges and Other Assets	3,637.3	2,873.8	2,807.0
Assets held for sale	—	445.9	439.2
Total Assets	$14,670.2	$11,575.3	$11,346.7

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$-	$242.0	$242.0
Common stock and paid-in capital	2,043.3	2,040.4	2,036.4
Retained earnings	1,350.0	1,087.6	1,207.6
Accumulated other comprehensive income	24.5	19.4	22.7
Total Shareholders' Equity	3,417.8	3,389.4	3,508.7
Temporary equity	7.2	6.1	9.3
Long-term debt (less current portion)	5,762.0	3,369.4	3,348.5
Total Capitalization	9,187.0	6,764.9	6,866.5
Current Liabilities:
Current portion of long-term debt	238.1	487.5	392.5
Notes payable	1,955.0	1,317.0	1,015.0
Accounts payable	185.2	156.3	161.0
Accrued liabilities and other	397.1	463.5	364.6
Liabilities associated with assets held for sale	134.7	124.2	179.3
Total Current Liabilities	2,910.1	2,548.5	2,112.4
Deferred Credits and Other Liabilities:
Deferred income taxes	984.9	887.4	890.7
Pension and postretirement benefit costs	48.5	74.7	110.8
Asset retirement obligations	590.6	577.7	586.8
Regulatory liabilities	806.0	578.0	637.0
Other	143.1	136.7	134.6
Liabilities associated with assets held for sale	—	7.4	7.9
Total Deferred Credits and Other Liabilities	2,573.1	2,261.9	2,367.8
Total Capitalization and Liabilities	$14,670.2	$11,575.3	$11,346.7

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2026	2025
Operating Activities:
Net Income	$377.2	$290.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	169.1	146.0
Deferred income taxes and investment tax credits	96.6	71.8
Changes in assets and liabilities	(139.7)	(59.5)
Other	(11.8)	4.9
Net cash provided by operating activities	491.4	453.8

Investing Activities:
Capital expenditures	(395.0)	(479.2)
Business acquisitions, net of cash acquired	(2,500.8)	—
Other	29.5	1.9
Net cash used in investing activities	(2,866.3)	(477.3)

Financing Activities:
Issuance of long-term debt	2,497.1	—
Repayment of long-term debt	(357.5)	(7.0)
Redemption of preferred shares	(242.0)	—
Preferred share redemption cost	(8.0)	—
Issuance of delayed draw term loan	800.0	—
(Repayment) issuance of short-term debt, net	(162.0)	68.0
Issuance of common stock	0.7	75.6
Dividends paid on common stock	(96.1)	(90.0)
Dividends paid on preferred stock	(7.4)	(7.4)
Other	(5.5)	(4.6)
Net cash provided by financing activities	2,419.3	34.6

Net Increase in Cash, Cash Equivalents, and Restricted Cash	44.4	11.1
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	41.2	34.9
Cash, Cash Equivalents, and Restricted Cash at End of Period	$85.6	$46.0

Adjusted Earnings and Reconciliation to GAAP

Continuing Operations

(In Millions, except per share amounts)	Gas Utility Segment	Other	Total	Per Diluted Common Share (2)
Three Months Ended March 31, 2026
Net Income (Loss) [GAAP]	$231.8	$(14.2)	$217.6	$3.51
Adjustments, pre-tax:
Acquisition activities(1)	—	30.8	30.8	0.52
Goodwill impairment	3.9	—	3.9	0.07
Gain on sale of subsidiary	—	(28.9)	(28.9)	(0.49)
Income tax effect of adjustments (2)	(0.9)	1.2	0.3	0.01
Preferred share redemption costs(3)				0.14
Adjusted Earnings (Loss) [Non-GAAP]	$234.8	$(11.1)	$223.7	$3.76

Three Months Ended March 31, 2025
Net Income (Loss) [GAAP] and Adjusted Earnings (Loss) [Non-GAAP]	$195.2	$(5.9)	$189.3	$3.17

	Gas Utility Segment	Other	Total	Per Diluted Common Share (2)
Six Months Ended March 31, 2026
Net Income (Loss) [GAAP]	$335.7	$(30.3)	$305.4	$4.93
Adjustments, pre-tax:
Acquisition activities(1)	—	38.8	38.8	0.66
Goodwill impairment	3.9	—	3.9	0.07
Gain on sale of subsidiary	—	(28.9)	(28.9)	(0.49)
Income tax effect of adjustments (2)	(0.9)	(0.8)	(1.7)	(0.03)
Preferred share redemption costs(3)				0.14
Adjusted Earnings (Loss) [Non-GAAP]	$338.7	$(21.2)	$317.5	$5.28

Six Months Ended March 31, 2025
Net Income (Loss) [GAAP] and Adjusted Earnings (Loss) [Non-GAAP]	$273.0	$(11.6)	$261.4	$4.36

(1) Includes transaction, transition and financing costs for the Piedmont Tennessee Transaction.

(2) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(3) Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares and in quarter two of 2026, excludes the impact of the February 2026 cost of redemption of Spire’s 5.9% Series A Preferred Stock, including related depositary shares.

Contribution Margin and Reconciliation to GAAP

Continuing Operations

(In Millions)	Gas Utility Segment	Other	Elimi- nations	Consoli- dated
Three Months Ended March 31, 2026
Operating Income (Loss) [GAAP]	$325.1	$(21.6)	$—	$303.5
Operation and maintenance	122.0	36.2	(4.6)	153.6
Depreciation and amortization	81.6	2.9	—	84.5
Taxes, other than income taxes	82.3	0.8	—	83.1
Less: Gross receipts tax expense	(56.3)	—	—	(56.3)
Contribution Margin [Non-GAAP]	554.7	18.3	(4.6)	568.4
Natural gas costs	403.9	1.5	(10.1)	395.3
Gross receipts tax expense	56.3	—	—	56.3
Operating Revenues	$1,014.9	$19.8	$(14.7)	$1,020.0

Three Months Ended March 31, 2025
Operating Income [GAAP]	$272.0	$5.9	$—	$277.9
Operation and maintenance	122.8	9.2	(4.5)	127.5
Depreciation and amortization	69.5	2.9	—	72.4
Taxes, other than income taxes	75.1	0.8	—	75.9
Less: Gross receipts tax expense	(55.1)	—	—	(55.1)
Contribution Margin [Non-GAAP]	484.3	18.8	(4.5)	498.6
Natural gas costs	430.8	1.8	(9.9)	422.7
Gross receipts tax expense	55.1	—	—	55.1
Operating Revenues	$970.2	$20.6	$(14.4)	$976.4

Six Months Ended March 31, 2026
Operating Income (Loss) [GAAP]	$486.7	$(21.3)	$—	$465.4
Operation and maintenance expenses	241.7	51.7	(9.2)	284.2
Depreciation and amortization	156.4	5.8	—	162.2
Taxes, other than income taxes	136.3	1.5	—	137.8
Less: Gross receipts tax expense	(86.2)	—	—	(86.2)
Contribution Margin [Non-GAAP]	934.9	37.7	(9.2)	963.4
Natural gas costs	687.1	2.3	(20.3)	669.1
Gross receipts tax expense	86.2	—	—	86.2
Operating Revenues	$1,708.2	$40.0	$(29.5)	$1,718.7

Six Months Ended March 31, 2025
Operating Income [GAAP]	$399.8	$13.0	$—	$412.8
Operation and maintenance expenses	237.8	16.7	(8.8)	245.7
Depreciation and amortization	137.6	5.7	—	143.3
Taxes, other than income taxes	123.1	1.5	—	124.6
Less: Gross receipts tax expense	(81.8)	—	—	(81.8)
Contribution Margin [Non-GAAP]	816.5	36.9	(8.8)	844.6
Natural gas costs	685.4	2.5	(19.9)	668.0
Gross receipts tax expense	81.8	—	—	81.8
Operating Revenues	$1,583.7	$39.4	$(28.7)	$1,594.4